Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2026, relating to the combined financial statements of ADI Global Distribution, a business of Resideo Technologies, Inc., appearing in (1) Amendment No. 3 to the Registration Statement on Form 10 of ADI Global Distribution Inc. (Registration No. 001-43281), filed with the Securities and Exchange Commission (the “Commission”) on July 1, 2026 and (2) the Current Report on Form 8-K of ADI Global Distribution Inc., filed with the Commission on August 4, 2026.

/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina

August 7, 2026